UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 8, 2011
ROYAL CARIBBEAN CRUISES LTD.

(Exact Name of Registrant as Specified in Charter)
Republic of Liberia

(State or Other Jurisdiction of Incorporation)

1-11884	98-0081645

(Commission File Number)	(IRS Employer Identification No.)

1050 Caribbean Way, Miami, Florida	33132

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: 305-539-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On June 8, 2011, we entered into a credit agreement for the financing of the first of a new generation of Royal Caribbean International cruise ships. This agreement makes available to Royal Caribbean Cruises Ltd. an unsecured term loan in an amount up to the US Dollar equivalent corresponding to approximately €595 million. Euler Hermes Kreditversicherungs AG (“Hermes”), the official export credit agency of Germany, has agreed to guarantee 95% of the financing.
     The loan, once funded, will amortize semi-annually and will mature twelve years following the delivery of the ship, which is scheduled to occur in the third quarter of 2014. Interest on the loan will accrue at a fixed rate of 4.76% (inclusive of the applicable margin). Under certain circumstances, the interest rate may be converted to a floating rate equal to LIBOR plus 1.30%. In addition to customary closing conditions, we have agreed to syndicate 50% of the facility (the “Syndicated Amount”) as a condition to the funding of the Syndicated Amount. The credit agreement contains customary events of default and prepayment events for, among other things, non-payment, breach of covenants, default on certain other indebtedness, certain large judgments and a change of control of the Company.
     KfW IPEX-Bank GmbH is acting as initial mandated lead arranger, facility agent, Hermes Agent and original lender. KfW IPEX-Bank provides credit and other financial services to us from time to time for which it has received, and will in the future receive, customary fees.
     The foregoing description of the provisions of the credit agreement is summary in nature and is qualified in its entirety by reference to the full and complete terms of the credit agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
     (d)     Exhibits
     10.1 Hull No. S-697 Credit Agreement, dated as of June 8, 2011, between Royal Caribbean Cruises Ltd., as the Borrower, the Lenders from time to time party thereto and KfW IPEX-Bank GmbH, as Hermes Agent, Facility Agent and Initial Mandated Lead Arranger.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL CARIBBEAN CRUISES LTD.
Date: June 10, 2011	By:	/s/ Bradley H. Stein
		Name:	Bradley H. Stein
		Title:	Senior Vice President, General Counsel & Secretary